Exhibit 99.1

Chart Industries, Inc.	GTLS	Third Quarter 2014 Earnings Release Conference Call	October 30, 2014 10:30 AM ET

PARTICIPANTS

CORPORATE PARTICIPANTS

Michael F. Biehl Executive Vice President and Chief Financial Officer, Chart Industries, Inc.

Samuel F. Thomas Chairman, President & Chief Executive Officer, Chart Industries, Inc.

CONFERENCE CALL PARTICIPANTS

Kathryn Thompson Thompson Research Group LLC - Analyst

Jeff Spittel Clarkson Capital Markets - Analyst

Rob Brown Lake Street Capital Markets LLC- Analyst

Eric Stine Craig-Hallum Capital Group LLC - Analyst

Chase Jacobson William Blair & Company LLC - Analyst

Greg McKinley Dougherty & Company LLC - Analyst

Winnie Dong Piper Jaffray Companies - Analyst

Tristan Richardson D.A. Davidson & Co. - Analyst

Pavel Molchanov Raymond James & Associates, Inc. - Analyst

Nick Chen Alembic Global Advisors - Analyst

Noah Kaye Northland Securities, Inc. - Analyst

Walter Liptak Global Hunter Securities LLC- Analyst

MANAGEMENT DISCUSSION SECTION

Operator

Good morning and welcome to the Chart Industries, Inc. 2014 third-quarter conference call.

(Operator Instructions)

As a reminder, today’s call is being recorded. You should have already received the Company’s earnings release that was issued earlier this morning. If you have not received the release, you may access it by visiting Chart’s website at www.chartindustries.com. A telephone replay of today’s broadcast will be available following the conclusion of the call until Thursday, November 6th. The replay information is contained in the Company’s earnings release.

Before we begin the Company would like to remind you that the statements made during this call that are not historical in fact are forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual events or results to differ materially from those expressed or implied in forward-looking statements. For further information about important factors that could cause actual results to differ materially from those expressed or implied in forward-looking statements, please refer to the information regarding forward-looking statements and risk factors included in the Company’s earnings release and latest filings with the SEC. These filings are available through the investor relations section of the company’s website or through the SEC website www.SEC.gov. The Company undertakes no obligation to update publicly or revise any forward-looking statements. I would now like to turn the conference call over to Mr. Michael Biehl, Chart Industries Executive Vice President and CFO. You may begin your conference.

Michael F. Biehl Executive Vice President and Chief Financial Officer, Chart Industries, Inc.

Thank you, LaToya. Good morning, everyone. Thank you for joining us today. I’ll begin by giving you a brief overview of our third quarter results, and then Sam Thomas will provide comments on current market trends we see in each of our business segments. We’ll then finish up by commenting on our outlook for the remainder of 2014.

Third quarter 2014 net income was $22.9 million or $0.74 per diluted share. This includes severance and acquisition-related costs of approximately $1.1 million or $0.03 per diluted share. Excluding these items, earnings per share for the quarter would have been $0.77 per diluted share.

This compares to third quarter 2013 net income of $24.4 million or $0.74 per diluted share. Third quarter earnings for 2013 would have been $0.82 per diluted share excluding $1 million of acquisition-related costs, as well as a $0.06 per diluted share impact associated with the Company’s convertible notes.

Sales for the quarter were $294 million, a decline of 3% from the prior-year quarter. Improved volume in E&C in both D&S North America and Europe were offset by shortfalls in BioMedical respiratory therapy in addition to D&S Asia.

Our gross profit for the quarter was $91.2 million or 31% of sales compared with $88.6 million or 29.4% of sales a year ago. Gross profit improved as a result of project change orders received in E&C and regional mixes in D&S.

With respect to the E&C business, sales increased 23% to $99 million in the third-quarter, on additional project volume associated with small to mid-scale LNG liquefaction and petrochemical applications in addition to project change orders. Gross margins were 31.7% compared with 27.1% in the prior-year quarter as project change orders improved margins by approximately 5%.

For D&S, third quarter sales decreased 8% year-over-year to $140 million. LNG sales growth in North America and Europe were offset by continued headwinds associated with the regulatory and customer delays in China. Gross margins for D&S improved to 29% compared with 28.1% a year ago due to favorable regional and product mix.

In our BioMedical business sales declined 20% to $55 million in the quarter. The respiratory therapy segment accounted for the shortfall as a result of continued customer consolidation and inventory rationalization combined with reduced patient prescriptions for oxygen therapy due to Medicare audits of providers and physicians.

BioMedical gross product margin improved to 35.1% in the quarter compared with 34.8% a year ago. We saw improved product margin mix in our cryobiological and on-site gas generation segments, as well as lower warranty costs in respiratory therapy.

SG&A expenses for the quarter were $46.4 million, down $1.6 million from the same quarter a year ago. The decrease was largely due to lower estimated variable short-term incentive compensation based on year-to-date performance and lower sales commissions. SG&A as percentage of sales improved slightly to 15.8%.

Net interest expense was $4.2 million for the third quarter, which included $2.7 million of non-cash accretion expense associated with the Company’s convertible notes. Cash interest for the third quarter was $1.5 million.

Income tax expense was $12.1 million for the third quarter and represented an effective tax rate of 34.4% compared with an effective tax rate of 21.9% in the prior-year quarter. The rate was higher in the current quarter due to an increased mix of US earnings which are taxed at a higher rate. In addition, the prior-year quarter was favorably impacted by utilization of research and development tax credits, and these credits are currently not available in 2014.

Lastly, we announced today an amended senior credit facility that enhances our capital structure, while at the same time lowering our borrowing costs. This amendment extends our facility two years and adds $150 million of additional liquidity, providing flexibility to continue to execute our growth plans.

I will now turn the call over to Sam Thomas.

Samuel F. Thomas Chairman, President & Chief Executive Officer, Chart Industries, Inc.

Thank you, Michael, and good morning, everyone. As Michael mentioned, we continue to face headwinds in our BioMedical and D&S China businesses. While we believe that the headwinds associated with LNG in China will subside during 2015, we are a bit more circumspect on the near-term growth outlook in our respiratory therapy business. I will have more to say on these topics later.

Sequential order intake improved 26% in the third quarter of 2014 driven by E&C LNG liquefaction awards we’ve previously announced, partially offset by a decline in D&S and BioMedical. I recently attended the high horsepower LNG summit in New Orleans, which reaffirmed my belief in LNG as a long-term diesel fuel replacement in high horsepower applications. We participated in several panel discussions from liquefaction through distribution to end use for marine, rail, mining, oil and gas and power generation applications. There was a doubling of end user attendance at this show compared to 2013. As this market gains momentum we stand to benefit with the products we supply across E&C and D&S.

As we’ve mentioned previously, the LNG adoption rate in North America has been limited by the lack of LNG liquid available. 2015 will be a pivotal year in the energy industry, as North America will have more LNG available for high horsepower applications than ever before. Chart is an integral part of delivering the increase in LNG with a combination of liquefiers we’re providing to Noble, Stabilis and LNG Holdings, which are all scheduled to come online in 2015.

Opportunities for gas processing and petrochemical applications are rising with the increased supply of natural gas liquids, as US tight oil production grows and reduction of gas flaring is mandated. We are well positioned to meet this demand.

We believe the recent drop in global oil pricing over the past quarter will cause a more measured pace of adoption for natural gas as a fuel for long-haul trucking in the near term. However, LNG still offers an attractive payback for high horsepower applications, and we see that moving forward led by oil and gas drilling applications.

I will now comment on specific highlights for each of our business segments. Our Energy and Chemicals business booked $147 million in orders during the third quarter, including the previously announced FortisBC LNG liquefaction plant and the Black & Veatch/Golar LNG limited floating LNG project.

As the interest in LNG for high horsepower applications grows we see robust quoting activity for small to mid-scale LNG liquefaction for both domestic diesel fuel replacement markets and coastal export facilities. Increasingly, they represent the most cost effective avenue to provide LNG for both of these applications. Additionally, we are well-positioned to work as both a process provider with our proprietary IPSMR LNG liquefaction technology, and as an equipment provider for other process providers and integrators.

As I mentioned earlier, we’re seeing more natural gas liquids in the market driven by growth in US tight oil and wet gas production, creating continued opportunity in the petrochemical space. As we announced today, we received an award for an additional ethane cracker where we are providing brazed aluminum heat exchangers and cold boxes. These applications have, however, drawn additional competitive interest in North America; hence, future margin expectations should be tempered. Finally, mandated reductions for tight oil production gas flaring are providing orders and additional proposals for gas processing applications.

Moving on to Distribution and Storage, we’ve booked orders of $157 million in the third quarter, which is slightly down from the second quarter. North American industrial gas activity has continued to improve in the third quarter as we saw an increase in sequential order intake, particularly for microbulk and bulk storage applications. The benefit of more U.S. oil production and the dramatic growth of natural gas liquids in the market has led to further downstream opportunities for D&S including ISO shipping containers and cryogenic railcars on a global basis.

From an LNG perspective, we have a bullish view on the future, as 2015 will bring more liquid into the market than ever before and our high horsepower product offering grows. We do anticipate that lower oil price will have an impact on the adoption of natural gas in the long-haul trucking market, and we expect a more measured rollout as a result.

Overall D&S European orders slowed sequentially as the E.U. economy continues to bump along the bottom. We’re watching the European market closely and feel that the softness will remain for the near term.

In China, we are maintaining order momentum from the second quarter. However, revenues continue to lag given regulatory hurdles and customer delays. We now anticipate that 2014 China sales will decline approximately 20% from 2013. As a bit of good news, China has enacted regulations for our self-contained movable LNG station, or IMC, as an official national standard. Our mobile LNG fueling system, the Orca, is still working through regulatory issues, which we believe will be finalized in 2015.

On the customer front, we’re dealing with delivery delays from a more modest LNG growth trajectory in China, given the LNG versus diesel price spread and overall macroeconomic environment. Finally, we’re taking a phased approach with our capital expansion associated with a new greenfield site near our Changzhou, China operation. This may impact the completion in 2015 as we weigh demand growth. We have a balancing act to perform. We must have available capacity to meet market growth with uncertain near-term demand.

Within our BioMedical division, orders of $51 million were down 16% as we continue to face challenges in the respiratory therapy market. Our results are indicative of the continued impact of customer consolidation and the related inventory rationalization. We are seeing an effort by home healthcare providers to improve their asset efficiency, which is driving part and repair revenues to new highs in lieu of product sales. Furthermore, Medicare payment audits are impacting providers and physicians, and have had the effect of reducing prescriptions for respiratory oxygen by approximately 25%. We now anticipate that BioMedical sales for 2014 will decline approximately 15% from 2013.

The combination of European austerity and macroeconomic concerns, along with the Affordable Care Act implementation here in the U.S. will continue to impact the growth potential of our respiratory business. At the same time, we’re seeing new opportunities develop in China as awareness increases regarding the impact of poor air quality on respiratory illnesses. During the quarter we took measures to right size this business and at the same time focus on continuous improvement initiatives.

Michael will now provide you with our outlook for the remainder of 2014.

Michael F. Biehl Executive Vice President and Chief Financial Officer, Chart Industries, Inc.

Thanks, Sam. The continued uncertainty of China LNG growth and respiratory therapy demand, in addition to global macroeconomic concerns, including the recent drop in oil prices, have caused us to reevaluate our anticipated results for the remainder of the year, and, as such, we are adjusting our sales and earnings guidance.

Sales for 2014 are now expected to be in a range of $1.15 billion to $1.18 billion, and diluted earnings per share are expected to be in a range of $2.40 to $2.55 per diluted share on approximately 30.7 million weighted average shares outstanding. This excludes any dilution impact resulting from the Company’s convertible notes, acquisition-related costs and facility startup costs.

This compares with previous sales guidance of $1.22 billion to $1.27 billion, and earnings guidance of $2.85 to $3.15 per diluted share on the same weighted average shares outstanding. This also excluded any dilution impact resulting from the notes, acquisition-related and facility startup costs.

I would now like to open it up for questions. LaToya, please provide instructions to the participants to be able to ask questions.

QUESTION AND ANSWER SECTION

Operator

(operator instructions)

Kathryn Thompson, Thompson Research.

Kathryn Thompson—Thompson Research Group LLC

Thank you for taking my questions today. My first question is on China LNG repricing. There is a roughly 18% or so price increase in September. The question is how is this flowing through the market, and what magnitude of price increase is necessary in 2015 to be on parity in that market?

Sam Thomas—Chart Industries, Inc.

I’m struggling to answer the question with respect to parity. The driver is the spread —

Kathryn Thompson—Thompson Research Group LLC

Basically you bring the domestic natural gas price closer to the cost of imports, with the end game of encouraging higher domestic output.

Sam Thomas—Chart Industries, Inc.

I’m not absolutely clear but I think we’re fairly close now in view of the fact that many of the crude cocktail-linked import pricing formulas are coming down. So, we’re probably at a fair global price or close to it now.

Kathryn Thompson—Thompson Research Group LLC

In light of that, I would assume that you should see some better overall volumes into 2015 out of China. Is that an incorrect assumption? Because one of the issues that have been affecting China LNG demand in particular was that big disconnect between domestic natural gas pricing and the cost of imports.

Sam Thomas—Chart Industries, Inc.

We do think that demand will continue to increase. In fact, our report from PetroChina was that they have moved 10% more volume in 2014 than in 2013, and they expect that growth to continue. That’s down from the sort of first half of 2013 20%, 30% growth rate in volumes being delivered.

So, yes, we expect LNG volumes to continue to grow. There’s also significantly more LNG liquefaction capacity available in China that’s come onstream during 2014, as well as increasing LNG import purchase commitments coming into China from new liquefaction plants in Asia. What complicates the issue is the rate of conversion of truck fleets because that economic driver is driven by the spread between oil and gas.

Kathryn Thompson—Thompson Research Group LLC

Okay. So, really, from a trend-wise standpoint the double-digit declines you are seeing in 2014, that number theoretically should improve once we get into 2015?

Sam Thomas—Chart Industries, Inc.

We believe so. We are seeing, as we go through 2014, improvements in our deliveries of LNG equipment in China, but at a lower rate than we had anticipated in our earlier earnings guidance.

Kathryn Thompson—Thompson Research Group LLC

Okay. The next question is on BioMedical. Just stepping back and looking at the forest for the trees, what is your assessment of the realistic readjustment of margins on a go-forward basis. Just given the changes in the U.S. healthcare market, the margin profile appears to have been fundamentally changed. I know that’s a bit of a challenging question given what we know today, but I would imagine that, at least internally, you’ve put some pen to paper to think about what that fundamental change in margin profile would be for your U.S. BioMedical business.

Sam Thomas—Chart Industries, Inc.

The largest element of the fundamental change in margins associated with our respiratory therapy business, the rest of BioMed being unaffected, have been with the decline in the use of liquid oxygen therapy, and being largely replaced by concentrators, which are fundamentally more competitive, lower-margin products for a significant portion of that concentrator market. I think that in terms of what do I expect the margin profile to be going forward, I expect it to continue to improve. I don’t expect in the 2015, early 2016 time frame to achieve the kinds of gross margins we had in the 2011, 2012 time frame.

Kathryn Thompson—Thompson Research Group LLC

Okay, that’s helpful, thank you.

Operator

Jeff Spittel, Clarkson Capital Markets.

Jeff Spittel—Clarkson Capital Markets

Good morning, Sam and Michael. Maybe if we can — and I hope you guys can address this. I’m juggling a few conference calls. To what extent, if any — I would imagine it’s not much — would you expect to see customers pivot in terms of their LNG spending plans in North America because of the compression between diesel and gas prices?

Sam Thomas—Chart Industries, Inc.

I think that we’ve certainly seen it become challenging for fleet owners who are considering the change but have not been evaluating it or have not invested in any infrastructure to go forward right now, when you’ve got a compression of that spread, and also a sentiment in the market that oil may be coming down further, at least by a number of people. So, we don’t expect to see a ramp in demand. We would expect that to be flat.

We do continue to see for the high horsepower applications — for stationary, marine, mining, oil and gas production — a continued move because the price spread is sufficient, and the relative level of infrastructure spending in order to make the conversion is lower, that if liquid is available and liquefier is built close to within 50 to 100 miles of an application that’s using a large amount of fuel, the economics are still compelling.

Jeff Spittel—Clarkson Capital Markets

Okay, I appreciate that. We haven’t talked a lot in recent quarters about the larger-scale LNG opportunities, particularly in North America. It looks like there’s certainly a lot of projects between the U.S. and Canada on the drawing board. Maybe just an update on how you’re feeling about that bid pipeline, and how competitive you think it will be from a pricing standpoint over the next several quarters.

Sam Thomas—Chart Industries, Inc.

It looks very encouraging. What we’ve seen is that a large percentage of the projects that are in the proposal or are awaiting FERC approval are tending to be smaller plants with multiple trains as being more cost-effective than the very large 3.5 million/4.5 million ton per annum single trains. And hence, Chart has, at the proposal stage and at the quotation stage, a very good representation on the North American plants being worked on. But in terms of orders, a number of them look quite feasible to go forward in 2015. I don’t expect significant revenue impact until late in 2015 or 2016.

Jeff Spittel—Clarkson Capital Markets

I appreciate the color, guys, thanks.

Operator

Rob Brown of Lake Street Capital.

Rob Brown—Lake Street Capital LLC

Good morning. First, I just wanted to clarify, is the backlog number you reported, does that include the order you announced today from Sasol?

Sam Thomas—Chart Industries, Inc.

It does.

Rob Brown—Lake Street Capital LLC

Okay. Could you give us a sense of the size of that order?

Michael Biehl—Chart Industries, Inc.

Really, for competitive reasons we’re not at liberty to state it, but it’s in the general range of what we said those projects were in the past – the $15 million to $25 million rage.

Rob Brown—Lake Street Capital LLC

Okay, thank you. And then on the BioMed business, could you give us a sense of how much of that business is the respiratory therapy business? And really just in terms of a revenue level, how low could that get? Just break out the revenue level of that respiratory piece of that BioMed segment.

Sam Thomas—Chart Industries, Inc.

I’m looking for the number close at hand. It’s nominally $140 million. And we think that that’s a stable base level. We have been forecasting recovery of that number and seeing it grow again. Our latest earnings guidance takes away that assumption of growth near term. And I guess I should also say that in terms of that market resuming growth, it may be a longer-term resumption because we are seeing effects of the Part A in-hospital versus Part B Medicare home healthcare spending allocation, which has become part of the Affordable Care Act implementation.

Rob Brown—Lake Street Capital LLC

And just to go into it, it’s been coming down over the last few quarters. How do you get any sense that that can stabilize here? Or what gives you confidence it can stabilize at this level?

Sam Thomas—Chart Industries, Inc.

The last three quarters have been reasonably stable, reasonably flat.

Michael Biehl—Chart Industries, Inc.

And it’s really based upon order intake. As you know, that business is book-and-ship, so we see daily orders and we have a feel for where it’s stabilized at now.

Rob Brown—Lake Street Capital LLC

Okay that’s good. Thank you. I’ll turn it over.

Operator

The next question is from Eric Stine of Craig-Hallum.

Eric Stine—Craig-Hallum Capital Group LLC

Hi, Sam, hi, Michael. Just to clarify, did you say that the standards have been rolled out nationally in China? Is that from your standardized skid stations? Did I hear that right?

Sam Thomas—Chart Industries, Inc.

That’s correct, yes.

Eric Stine—Craig-Hallum Capital Group LLC

Okay. And I know that that’s something that you had been waiting for. Is it fair to say it sounds like you don’t expect the impact from that really to start until 2015.

Sam Thomas—Chart Industries, Inc.

There are some additional stations going out. But, yes, that’s correct. The large part of our backlog execution into sales in the fourth quarter is weighted towards permanent stations.

Eric Stine—Craig-Hallum Capital Group LLC

Got it, okay. And then maybe just talking about China, maybe a little tempered from where you have been, but you’re still expecting growth to come back in 2015. Just some of the things you’re seeing on the ground whether it’s from PetroChina or some of the other majors or regional players that give you confidence in that view?

Sam Thomas—Chart Industries, Inc.

I think that we still have positive discussions with both the national or state-owned enterprises, as well as a number of entrepreneurs who are going forward and see the availability of liquid from new liquefiers coming online. So, that’s positive.

The relative cost of LNG vehicles versus diesel, when you factor in the emissions treatment to hit the level 4 or national standard for emissions level for diesels, make the vehicles quite close in competitive cost. The one wild card, or the one challenge we have in predicting the growth rate — and, obviously, over the past year have not had a very good track record in doing this — but the new wobbler in the mix is the significant decline in oil prices, which does get reflected in the Chinese market.

The price of diesel in China is reasonably close to a world market price or comparable to prices in the US. And with this oil price decline, diesel prices come down, as well, so it does compress the spread. We haven’t fully digested, nor do we think our customers have fully digested, how that affects the rollout of LNG.

Eric Stine—Craig-Hallum Capital Group LLC

Okay, got it. Maybe just last one for me, turning to industrial gas. Coming out of last quarter you were a little more positive that it was spotty but trending in the right direction. It sounds like you’ve gotten more positive in that business. Just thoughts on that going forward. Is it too soon to sound the all clear that we’re going to start to see some growth? Or how are you feeling about that? Thank you.

Sam Thomas—Chart Industries, Inc.

As you might guess, I’m feeling a bit chastised about projecting growth rates. However, having said that, we have seen strong order intake in North America associated with a number of the industrial gas producers. They have solid financial results, although they’re not projecting dramatic growth in the U.S.

What we are seeing is they are increasing their capital spending and we’re winning an attractive portion of that capital spending related to reducing their distribution costs for merchant gas, and also improving the quality of service to customers. Our products are benefiting from the industrial gas majors actively competing to win share, a greater share, of the overall U.S. industrial gas market.

In addition to that, the positive benefit from lower oil prices and lower energy prices in total is, you would expect to see, we would expect to see, an improvement in the overall industrial economy in the U.S. So, both from the standpoint of orders and a macroeconomic outlook, I’d say that the industrial gas market is positive.

Eric Stine—Craig-Hallum Capital Group LLC

Okay, thanks a lot.

Operator

Thank you, the next question is from the line of Chase Jacobson, William Blair.

Chase Jacobson—William Blair & Company LLC

Hi good morning, thanks for taking my question. Related to the guidance, you’ve been talking about the uncertainties in China and BioMed for a while, but the guidance has continued to come down. Maybe it’s about 25% lower now in net income than where you were eight months ago. So, I was just hoping you could give some more specifics on what else has changed during the year, and maybe some key factors or some parameters that we should consider looking into next year, given the fact that there were expectations not that long ago that your 2015 earnings would be closer to double what it now it looks like they could be based on where the results have been.

Sam Thomas—Chart Industries, Inc.

I won’t speak to expectations of our 2015 earnings. In terms of the reduction in 2014, our plan from early on was a progressive improvement, particularly in the respiratory and China market. That has not happened. In the case of China, for the reasons that we’ve highlighted through the year, although failed to understand how severe and long-lasting they would be.

Similarly, in the case of BioMedical, I underestimated the depth of change in the healthcare market in terms of home healthcare spending for respiratory therapy. In fact, I’ve only just started to understand how the Affordable Care Act has increased Part A Medicare spending to the detriment of Part B Medicare spending. So, yes, have we done a poor job of forecasting the market evolution and were we too optimistic? In hindsight, yes.

Chase Jacobson—William Blair & Company LLC

Okay. What about in the E&C business on the profitability side, because I know that’s more of a backlog business, so anything there?

Sam Thomas—Chart Industries, Inc.

We reported substantially improved results in the third quarter for the business, although part of that was receipt of change orders and a change of mix. And, so, the best way to look at the E&C gross margin is to look at the year-to-date number because, as you know, we’ve highlighted earlier in the year, hits associated with cost increases in projects that hadn’t yet received change orders. So, I would view the third quarter as a balancing of the overall results.

We do see very strong order pipeline potential for the E&C business. However, the growth will be tempered because there will be a period of time where we don’t have sufficient orders in backlog to continue to grow that business first half of 2015.

Chase Jacobson—William Blair & Company LLC

Okay, that’s helpful. And then just one more on the capital allocation. I think you said that you’re taking a more measured approach to the investment in China. But you did increase the size of your revolver today. So, maybe just some updated thoughts on your capital allocation priorities as they stand here considering the changes in the growth outlook.

Sam Thomas—Chart Industries, Inc.

Over the last two years we have significantly increased our capital spending to add capacity, both in North America and in China. We’re now well positioned, having completed a lot of that. The majority of the capex anticipated in 2015 is the spending on our China expansion for the Distribution and Storage business. We’re evaluating right now how quickly that money gets spent but it will probably be spread out over a large part of 2015, potentially even going into 2016.

At this point, we don’t see a need for adding any significant capacity. We think we’re very well positioned to provide high service levels to the market. In terms of the reason for the new debt facility, it’s to give us more corporate flexibility overall.

Chase Jacobson—William Blair & Company LLC

Okay, thank you.

Operator

Thank you, the next question is from Greg McKinley of Dougherty.

Greg McKinley—Dougherty & Company LLC

Thank you. Just following up on that last question, Michael, can you give us a sense for what your capex view looks like this year now? And given Sam’s comments on capacity, how we might think about that next year?

Michael Biehl—Chart Industries, Inc.

Expectation would be between $60 million and $70 million that we will spend this year. At least that’s what we’re on track for. And I would expect it will be a lower level next year, probably in the, at this point, maybe $50 million to $60 million.

Greg McKinley—Dougherty & Company LLC

Okay. And then, Sam, in your prepared comments you’re bullish on North American small-scale liquefaction outlook. But you also said we can see some signs of increased competition in this market. Have other players built or developed domestic manufacturing capacity to compete in the brazed aluminum market at this point or that just more of an expectation that as that market develops that will happen?

Sam Thomas—Chart Industries, Inc.

No one has announced plans to put brazed aluminum heat exchanger manufacturing capacity in the US. We have seen increased quote activity competition from non-US manufacturers supplying to the US. And I referenced it in particular in regards to petrochemical applications.

Greg McKinley—Dougherty & Company LLC

Okay. Thank you. And then you had commented that these change orders in E&C this quarter caught us up to where the margin rate should be in that business. I actually haven’t done the math yet in terms of the year-to-date margin rate in E&C. But if we take out that 5% for the quarter, we get down to just shy of 27% gross margin. So, my understanding, that would be understating. That’s not how the core margin profile in E&C looks today, that was more a catch up for prior shortfalls.

Michael Biehl—Chart Industries, Inc.

Right. The margin on an average basis for the year probably would be closer to 28% to 28.5% range.

Greg McKinley—Dougherty & Company LLC

Okay. And with your expanded capacity in Wisconsin, how are you feeling about — I don’t know the degree to which overhead costs et cetera, would impact E&C margins but do you feel that there is enough either baseload or small-scale opportunities over the next 18 months or so that that type of 28% to 29% margin helps absorb the costs from the expanded Wisconsin facility?

Sam Thomas—Chart Industries, Inc.

We’re not concerned with that. We’re open for business and happy to take orders.

Greg McKinley—Dougherty & Company LLC

All right, thank you.

Operator

Thank you, the next question is from Alex Potter of Piper Jaffray.

Winnie Dong—Piper Jaffray

This is Winnie in for Alex. The first question I have is on the revenue order from PetroChina. Would you guys be expecting to pay that out of backlog sometime in the near future?

Sam Thomas—Chart Industries, Inc.

At this point, we’ve confirmed with PetroChina that the backlog or those orders from them, they expect to take them. They have not firmly committed to a delivery schedule for 100% of that backlog. They have said they expect to take a substantial portion of the backlog during 2015. So, at the moment, I don’t anticipate taking that out of the backlog. The evolution of delivery commitments over the next two/three months will make that determination.

Winnie Dong—Piper Jaffray

Okay, that’s helpful. And then, again in China, are you guys seeing continued interest in the build out of LNG stations in China outside of what PetroChina is building?

Sam Thomas—Chart Industries, Inc.

Yes. There is significant interest from a number of entrepreneurial companies which have more distant ties to the state-owned companies but are either privately-funded or publicly-traded customers.

Winnie Dong—Piper Jaffray

Okay. And just, finally, one clarification. In the PR it was cited that the project change orders that positively impacted the E&C gross margin, can you elaborate what the project change orders were? And if you can elaborate on whether the margin level will be sustained.

Sam Thomas—Chart Industries, Inc.

The projects where the change orders were obtained are in relation to the large baseload LNG projects that we’ve talked about previously in previous quarters, and mentioned cost impacts related to them. In terms of the margin impacts, I think in the prepared comments and in the financials released, I’ve said that you should view the ongoing margin that we expect to achieve in the E&C business to be comparable to the year-to-date margin as opposed to the quarter’s margin, simply as a result of the mismatch in timing between recognizing costs on percentage of completion projects and the receipt of change orders. It means that in earlier quarters this year we had reduced margins because of recognizing costs. In this quarter, we caught up as the result of purchase order and change orders.

Winnie Dong—Piper Jaffray

Okay, that’s helpful. Thanks for taking my questions.

Operator

Thank you and the next question is from Tristan Richardson of D.A. Davidson.

Tristan Richardson—D.A. Davidson & Co.

Good morning, guys. Thanks for laying out what you’re seeing on the demand side of things in China. Just more of a housekeeping type item. I’m curious, we’ve seen the tax rate tick up just given the change in mix. I’m curious what you expect for the full year this year, given what you’re seeing on the mix side of things.

Michael Biehl—Chart Industries, Inc.

We’re presently in the 32% range, is what we expect based upon the mix, being more heavily weighted towards U.S. income. There’s always the potential that if they do reinstate the R&D credits in the fourth quarter we would see some benefit from that, but that’s right now a wild card.

Tristan Richardson—D.A. Davidson & Co.

Got you, thank you. And the rest of my questions have been answered. Appreciate it, guys.

Operator

Thank you, and the next question is from the line of Pavel Molchanov of Raymond James.

Pavel Molchanov—Raymond James and Associates, Inc.

Thanks for taking the question, guys. Going back to that theme of capex, it sounds like your capital intensity will diminish in 2015. And it also doesn’t sound like you’re on the prowl for significant M&A opportunities. And at the same time, your stock is trading at a far lower multiple, even on the reduced estimates versus a year ago. So, what would prevent you or impede you from initiating a share buyback program given where the stock is currently?

Sam Thomas—Chart Industries, Inc.

First, I wouldn’t rule out that Chart is interested in acquisition opportunities. I think that, coupled with, or as a corollary to, the diminished growth opportunities we see, other companies in the industries we’re in are also seeing that diminished earnings expectation. In fact, if the oil price continues low, then I would expect a tempering of expectation on prices for acquisitions. But we may very well be an active buyer, number one.

Number two, we have no structural impediment to making share buybacks. As a Board, we have not elected to do that as yet. We will continue to have that as an agenda item for consideration in the future.

Pavel Molchanov—Raymond James and Associates, Inc.

Okay. And then one more on the theme of North American small-scale liquefier demand. North Dakota has now had the anti-flaring rules for about three months, and news reports say that they’re having some pressure on oil production. And the EPA’s rules nationwide go into effect next January. But the only flaring-related contract that I recall you guys getting was about a year ago, the Niobrara project with Noble Energy. Is there any acceleration in that kind of order that you see in front of you? Or is there something that’s preventing it from picking up?

Sam Thomas—Chart Industries, Inc.

There is an LNG liquefier operating in the market. And there are several more that we are working with companies who are carefully exploring adding LNG liquefaction capacity.

We have seen orders for a number of gas processing plants either being built or expanded, that are indicating that collection is being done. There is gas processing being done to remove the NGLs, and then there’s the opportunity to either liquefy that natural gas, reinject it or put it in a pipeline.

But clearly, pipeline collection from the wellhead to centralized or regionalized gas processing plants is going forward in the Bakken, similar to other conventional and other tight oil fields in the US where that kind of activity has been normal. In addition, those gas processing plants will also be removing the lighter ends from crude so that the crude being shipped by rail will be less volatile.

Pavel Molchanov—Raymond James and Associates, Inc.

Okay. So, you anticipate more in 2015 as the EPA rules kick in? Or is it just commodity-driven?

Sam Thomas—Chart Industries, Inc.

We have seen orders and we have a number of potential orders in the pipeline. But a number of our customers who build gas processing plants have been both placing orders and discussing future orders.

Pavel Molchanov—Raymond James and Associates, Inc.

Okay, fair enough. Appreciate it, guys.

Operator

Thank you, and the next question is from Robert Norfleet from Alembic Global.

Nick Chen—Alembic Global Advisors

This is actually Nick Chen for Rob Norfleet this morning. Thanks for taking my call. In terms of your guys’ BioMed segment, it seems like things are continuing to deteriorate. Can you just discuss any sort of potential restructuring initiatives or strategic initiatives that you might be discussing right now to help restore profitability? And then fundamentally would it maybe make sense to have this business in the portfolio or maybe think about divesting it?

Sam Thomas—Chart Industries, Inc.

It’s always an option under consideration. However, we like the business. The technology fits within our technology portfolio extremely well. The troubled part of the business, the respiratory therapy and particularly concentrator respiratory therapy, we’ve been addressing the costs by attacking the warranty history we have which we’ve got largely under control.

We have also been streamlining the facilities, moving production to other parts of the world to continue to take costs out. So, we have a continuous improvement plan, which we think, number one, will continue to improve the results on flat sales and give us significant upside opportunity when we have a more favorable market.

Nick Chen—Alembic Global Advisors

That’s really helpful. Thanks so much.

Operator

Thank you, and the next question is from Noah Kaye from Northland Capital Markets.

Noah Kaye—Northland Securities, Inc.

Thank you. Good morning, gentlemen. To go back to China and actually look upstream, the recent capacity ramp in Wuxi for BAHX, how much of that capacity, in your thinking, has been purposed for the domestic liquefaction market in China? And how do you think about that now in relation to some of the market dynamics you’re seeing around appetite for new liquefaction?

Sam Thomas—Chart Industries, Inc.

About 30% to 40% of the floor space of that business is suitable for producing cold boxes for either petrochemical applications or LNG liquefaction applications, whether it be in China or in the rest of the world.

In terms of the demand side related to small-scale liquefiers in China, we have seen nearly a doubling of installed liquefier capacity in China during 2013, and less than full capacity utilization of that big slug of new liquefaction capacity going into service. What we see is a hiatus of orders, or a low level, a very low level of orders, in 2014 and at least through the first half of 2015, if not through all of 2015.

But we believe that, with China’s growth plans for making natural gas a larger part of the economy, and the environmental benefits, that there will be a resumption of construction of small-scale liquefiers. We also believe that ultimately more stranded gas around the world, and particularly in the Asian basin, will be brought to market by small-scale liquefiers, which that plant is well positioned to be able to provide.

Noah Kaye—Northland Securities, Inc.

Just to build on that, at China Fashion Week in Beijing this week, they had smog masks from designers. I think, obviously, as you say, there is a need to shift towards lower-emission solutions. It seems like the problem right now is that the pricing for LNG is not high enough for some of these plants to be profitable. But they can’t pass on those higher costs, to the power market.

So, in the broad sense here, how do you think about these dynamics playing out over the next year or so? Are you expecting any further action from the government that would improve the fundamentals either for the D&S or for liquefaction? And given what you mentioned earlier about order momentum being maintained, how should we reconcile that with the decision to potentially hold off the ramp of production?

Sam Thomas—Chart Industries, Inc.

We hadn’t forecasted or suggested tremendous revenue benefits related to LNG liquefiers in China, number one. Secondly, the utilization of the existing liquefier capacity that has been installed in 2014 is a far stronger driver of demand for Chart overall because of the need for fuel tanks, storage tanks, distribution equipment and fueling stations in order to take that LNG to market. So, simply the utilization going forward of the existing installed capacity will be beneficial to Chart.

In terms of how do I forecast how these price issues will be resolved, and how quickly that capacity will be utilized, clearly I haven’t had a great forecasting history, so I’m not going to branch out into forecasting energy prices or price spreads. I don’t think it would benefit me or anyone else. I would say that energy markets are volatile, natural gas is an attractive fuel and sufficiently plentiful and can be distributed as LNG, that it will continue to grow in use.

Noah Kaye—Northland Securities, Inc.

So, would it be fair to say that given the trajectory that you’re at least expecting for the moment you don’t see a constraint on your tank production capacity throughout 2015 at this time?

Sam Thomas—Chart Industries, Inc.

Correct. I think that the capacity we have added or are in the process of adding in the Distribution and Storage business in China, we are very well positioned to serve this market, and are working hard at being the highest quality, best value proposition for anyone installing or utilizing LNG equipment.

Noah Kaye—Northland Securities, Inc.

Okay. Thank you so much. Appreciate the color.

Operator

(operator instructions)

The next question is from Walter Liptak of Global Hunter.

Walter Liptak—Global Hunter Securities LLC

Thanks. My question is about the E&C backlog. I was hoping we could get an idea of what ships, how much comes out of there in the fourth quarter. And then in 2015 how much of that backlog is scheduled to ship?

Michael Biehl—Chart Industries, Inc.

Right now at the end of the third quarter about $330 million of the backlog was related to E&C.

Walter Liptak—Global Hunter Securities LLC

I meant specifically for E&C.

Michael Biehl—Chart Industries, Inc.

Right, specifically for E&C. The expectation is that possibly a third of that will roll out this year, and then the balance, the majority of it would roll out in 2015. There may be some small pieces that roll into 2016 but right now I would say the majority of it will be out by next year.

Walter Liptak—Global Hunter Securities LLC

Okay, great. And then switching gears to PetroChina again, the question is, it seems like these delays are taking longer, or they’re getting pushed out further. Could you walk us through just the story of what happened again, and what’s happened most recently?

Sam Thomas—Chart Industries, Inc.

Yes. We had significant order intake and significant growth in orders from PetroChina in 2013. Coincident with the new government in China, there were a number of corruption investigations, which named and targeted a number of senior PetroChina and affiliated companies, particularly Kunlun Energy, or Kunlun Gas, led to some paralysis and a slowdown because senior managers were removed and replaced, mostly at a significantly higher level — or all at a significantly higher level – than we dealt with. But it did cause a slowdown in the growth ramp up of PetroChina’s activities.

There’s also been, as we’ve seen with many of the global energy companies, a pullback on capital spending, which wasn’t always clearly communicated as it was happening. But when we look back in retrospect and see from analyst reports what they’ve been spending, to see that there was also, at the end of 2013 and through 2014, a pullback in capital spending. The comments we got from our customers, from the PetroChina people we deal with, was that they were simply pushing out delivery schedules, and that they were continuing to invest in and develop and grow the LNG business.

Overlaid on top of that, the methods of rolling out the fueling station infrastructure were not fully covered in China national regulations. So, PetroChina, in particular, was utilizing these modular or integrated movable stations, our IMCs, to quickly put fuel stations at existing diesel or gasoline stations alongside them. Our competitors copied them. There were a number of safety issues and safety concerns related to having these in densely populated neighborhoods, or what size tanks could be used to provide adequate safety, which caused a step up in enforcement to finalize the regulations. That went on for a good part of the fourth quarter of 2013 to 2014. And we didn’t do a good job of understanding how long that would take to resolve. So, that also slowed down implementation. And, similarly, the work of mobile fueling devices were something that were being used extensively for new fleets starting up with 10 or 20 or 30 trucks. They were using these mobile trucks to fuel them.

Again, as competitors copied us, there were some accidents associated with them and a step up in trying to finalize the regulation, and holds put on continuing to ship products into the market, because in the China regulatory environment, regulations are proposed but all the equipment going out into the market isn’t necessarily in full compliance while they’re trying to determine exactly what level the standard should be.

We’ve proposed solutions. We think we have effective solutions. And the main safety concern of those mobile devices is that trucks aren’t being refilled from mobile refueling devices on public streets or in congested neighborhoods. And, so, we’ve come up with ways to allow fueling from those devices only from approved locations, even though they can be moved but they can only pump fuel when they’re on approved locations. And it’s taking time to finalize that regulation.

So, those three causes have led to the slowdown in the implementation and roll out of the fuel stations, and have caused our lack of ability to forecast how quickly that backlog would roll out as finished product.

Walter Liptak—Global Hunter Securities LLC

Okay. Thank you for the detailed answer. Is there a date for the final ruling on regs?

Sam Thomas—Chart Industries, Inc.

The IMC containers, the self-contained movable stations, the regulation was published in the third quarter, late in the third quarter — I think it was September. So, that is finalized and it just has to be fully absorbed by people. But we are shipping stations again. On the Orca mobile stations, the latest view is that it will be early 2015.

Walter Liptak—Global Hunter Securities LLC

Okay, thanks very much.

Operator

Thank you and at this time like I’d like to turn the call back over to Sam Thomas for closing remarks.

Sam Thomas—Chart Industries, Inc.

Thank you, LaToya. I’d just like to say that this has been a challenging quarter, and we’re disappointed and chagrined with our ability to meet our forecast through the year, and we’re working hard at correcting that. In addition, we are focused on continuous improvement activities, and I feel that we have a very strong business that will get stronger. We have very strong market positions, very good relationships with our customers, and lots of good opportunities going forward.

The oil price drop does cause concern because, in terms of LNG rollout as a diesel fuel replacement, it is dependent on the spread between LNG price and diesel price. And, clearly, that spread has been compressed. But in the meantime, I would say that Chart is well positioned to both handle a lower growth rate, and we’ll endeavor to improve our operating margins and our working capital performance regardless of the growth of our business in the near term. But we also stand prepared to get back on a growth track very quickly and expand our production.

So we’re very confident in the future, but our near-term growth expectations are tempered. Thank you very much for listening. Goodbye.

Operator

Ladies and gentlemen, that concludes our conference for today. You may now disconnect. Good day.